Meadow Valley Awarded $44.4 Million
Clark County, Nevada Construction Contract
     PHOENIX, ARIZONA, July 6, 2006 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) announced today that it has been awarded a new heavy construction contract with Clark County, Nevada that totals approximately $44.4 million. The project, located in Las Vegas, Nevada, involves structural concrete soundwalls, one bridge, roadway widening, underground utilities and paving of a portion of the Bruce Woodbury I-215 Beltway.
     The project is expected to break ground in September and will take about sixteen months to complete. Approximately $6 million of the new contract will be completed before December 31, 2006, with the balance carrying forward.
About Meadow Valley
     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in Nevada and Arizona. The Company’s construction materials operations provide concrete and gravel products primarily to other contractors. The Company’s materials operations are concentrated in the Southern Nevada and Arizona.
Forward-Looking Statements
     Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, product mix, the timing of new orders and contract awards, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and quarterly report on Form 10-Q for the three months ended September 30, 2005. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
* * * * *
#4162